EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2005, except for Note 9, which is as of March 28, 2005, related to the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiary as of and for the years ended December 31, 2004 and 2003 and for the period from June 12, 1996 (date of inception) to December 31, 2004, which report appears in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 previously filed by ADVENTRX Pharmaceuticals, Inc. with the Securities and Exchange Commission.

/s/ J.H. COHN LLP

San Diego, California
July 12, 2005